EXHIBIT 99.2
OSI Pharmaceuticals, Inc. Prices $100 Million 2.00% Convertible Senior Subordinated Note Offering
MELVILLE, N.Y.—(BUSINESS WIRE)—Dec. 15, 2005—OSI Pharmaceuticals, Inc. (NASDAQ:OSIP) announced today that it has priced a private placement of $100 million aggregate principal amount of 2.00% convertible senior subordinated notes due 2025. OSI has also granted the initial purchaser of the notes a 30-day option to purchase up to an additional aggregate $15 million of the notes. The sale of the notes is expected to close on December 21, 2005, subject to customary closing conditions.
OSI intends to use a part of the net proceeds to (i) purchase through the initial purchaser or its affiliates, concurrently with the offering, 500,000 shares of its common stock and (ii) pay approximately $12.2 million in connection with call spread transactions with respect to the Company’s common stock. OSI intends to use the remaining net proceeds of approximately $72.0 million for the ongoing development and commercialization of Tarceva(R) and Macugen(R), research and development activities, working capital requirements and other general corporate purposes.
The convertible notes will pay interest semiannually in arrears through maturity at an annual rate of 2.00% and will mature on December 15, 2025. OSI may redeem for cash, all or part of the notes on or after December 15, 2010 at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. Holders of the notes have the right to require OSI to purchase, for cash, all or any portion of their notes (i) on December 15, 2010, (ii) on December 15, 2015, (iii) on December 15, 2020, and (iv) under certain other circumstances, as set out in the indenture, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. The notes will be subordinated to existing and future senior indebtedness and will be pari passu with OSI’s existing senior subordinated notes due 2023.
The notes will be convertible, in certain circumstances, into common stock of OSI at an initial conversion rate of 33.9847 shares per $1,000 principal amount of notes (equivalent to a conversion price of approximately $29.43 per share of common stock). The conversion price represents a premium of 25.0% to the $23.54 per share closing price of OSI’s common stock on December 15, 2005. Upon conversion, OSI will have the right to deliver shares of its common stock, cash or a combination of cash and shares of its common stock.
In connection with the offering, OSI has entered into call spread transactions with respect to its common stock with an affiliate of the initial purchaser of the notes. These transactions are intended to reduce the potential dilution upon future conversion of the notes. The call spread provides OSI with the option, subject to certain customary exceptions, to acquire shares of OSI common stock at the initial conversion price of approximately $29.43 per share, which offset the delivery of newly issued shares upon settlement of conversions of the notes. This would have the impact of increasing the effective conversion price of the notes from the company’s perspective to $40.00 per share, representing a conversion premium of approximately 70% to the per share closing price on December 15, 2005. If the initial purchaser exercises its option to purchase additional notes, OSI may enter into additional call spread transactions.
The other party to the call spread transactions has advised OSI that it has purchased shares of OSI’s common stock. If OSI enters into additional call spread transactions upon an exercise by the initial purchaser of its option to purchase additional notes to cover the overallotment, the other party to such transaction is expected to purchase shares of OSI’s common stock or enter into over-the-counter derivatives transactions linked to OSI’s common stock contemporaneously with such transaction. In addition, in each case, after entering into the transactions, the other party may continue to purchase and may sell shares of OSI’s common stock in secondary market transactions and may enter into or unwind over-the-counter derivative transactions.
The notes will be issued in a private placement and are expected to be resold to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. The convertible senior subordinated notes and the shares of common stock of OSI issuable upon the conversion of the notes will not be registered under the Securities Act or any state laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen(R) (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
CONTACT: OSI Pharmaceuticals, Inc.
Kathy Galante, 631-962-2000
or
Burns McClellan (Representing OSI)
Media:
Justin Jackson, 212-213-0006 ext. 327
Jason Farber, 212-213-0006 ext. 339
or
Investors:
Lisa Burns, 212-213-4281
SOURCE: OSI Pharmaceuticals, Inc.